Exhibit 10.1

AGREEMENT WITH STOCKHOLDERS

This AGREEMENT WITH STOCKHOLDERS (the “Agreement”) is made and entered into as of April 16, 2014 by and among AEP Industries Inc., a Delaware corporation (the “Company”), and KSA Capital Management, LLC, a Delaware limited liability company (“KSA Capital”), Daniel D. Khoshaba, managing member of KSA Capital (“Mr. Khoshaba”), and KSA Capital Master Fund, Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands (“KSA Capital Fund” and, together with KSA Capital and Mr. Khoshaba, the “KSA Group”).

WHEREAS, KSA Capital Fund directly owns 926,140 shares in aggregate (“Total Company Shares”) of the issued and outstanding common stock, par value $0.01 per share, of the Company (“Common Stock”) as of the date hereof;

WHEREAS, Crown Cork & Seal Company, Inc. Pension Plan, organized in Pennsylvania (“Crown”), has delegated investment discretion over certain securities, including the shares of Common Stock owned by Crown, in accounts owned by Crown to KSA pursuant to an investment management agreement, dated March 19, 2004 (the “Investment Management Agreement”);

WHEREAS, Crown directly owns 651,104 shares of Common Stock, and on April 16, 2014, KSA entered into a purchase agreement with the Company pursuant to which KSA will sell an aggregate of 508,000 shares of Common Stock, owned by Crown and managed by KSA pursuant to the Investment Management Agreement, to the Company (the “Crown Sale”); and

WHEREAS, each member of the KSA Group desires to make representations, warranties, covenants and agreements in consideration for the Crown Sale.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

REPRESENTATIONS AND WARRANTIES OF KSA GROUP

Each of the KSA Group hereby makes, jointly and severally with the other members of the KSA Group, the following representations and warranties to the Company:

Section 1.1 Investment Management Agreement. The Investment Management Agreement is in full force and effect as of the date hereof. The Investment Management Agreement will terminate as of May 4, 2014, and, to the Knowledge (as defined below) of KSA, no other amendment or earlier termination of the Investment Management Agreement is contemplated or has been threatened.

Section 1.2 Existence; Authority. Each of the KSA Group is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the KSA Group has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of the KSA Group has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 1.3 Enforceability. This Agreement has been duly and validly executed and delivered by each of the KSA Group and, assuming due and valid authorization, execution and delivery by the Company, this Agreement constitutes, a legal, valid and binding obligation of each of the KSA Group, enforceable against each of the KSA Group in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 1.4 Ownership. Immediately following the Crown Sale, each of KSA Capital and Mr. Khoshaba will beneficially own (as defined under Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”)) 1,069,244 shares of the Common Stock. Immediately following the effectiveness of the termination of the Investment Management Agreement on May 4, 2014, assuming no sales of Common Stock by the KSA Capital Fund from the date hereof to such termination date, each of KSA Capital, Mr. Khoshaba and KSA Capital Fund will beneficially own 926,140 shares of the Common Stock.

Section 1.5 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the Knowledge of any of the KSA Group, threatened against such party that could impair the ability of any of the KSA Group to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company makes the following representations and warranties to each of the KSA Group:

Section 2.1 Existence; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The Company has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

Section 2.2 Enforceability. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each of the KSA Group, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 2.3 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the Knowledge of the Company, threatened against such party that could impair the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

ARTICLE III

COVENANTS

Section 3.1 Public Announcement. Except as required by applicable law, which includes any filing requirements the KSA Group may have pursuant to Section 13(d) of the Exchange Act, none of the KSA Group, the trustees, directors, officers or employees of each member of the KSA Group (the “KSA Representatives”), or any of their respective Affiliates, shall issue or cause to be issued any press release or make any public statement relating to the transactions contemplated hereby.

Section 3.2 Crown Sale. The Company and KSA Capital hereby agree to consummate the Crown Sale in accordance with the terms set forth in the Purchase Agreement, dated as of April 16, 2014, by and between the Company and KSA Capital.

Section 3.3 Standstill and Support.

(a) During the period beginning on the date hereof and ending on the date of the Company’s 2016 Annual Meeting of Stockholders, or any adjournment or postponement thereof, none of the KSA Group or any of their Affiliates shall acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, (i) additional shares of Common Stock and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, securities of the Company entitled to vote in the election of directors, whether or not subject to the passage of time or other contingencies (“Voting Securities”), or (ii) direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) additional Voting Securities.

(b) Each of the KSA Group will not publicly oppose, or recommend to any of the Company’s stockholders to vote against or withhold a vote for, any of the nominees nominated by the Company Board (defined below) for election as a director of the Company at the Company’s 2015 and 2016 Annual Meetings of Stockholders (or any adjournment or postponement thereof). Each of the KSA Group will cause all Voting Securities that it is entitled to vote at such annual meetings (whether held of record or beneficially) to be present for quorum purposes and to be voted at the Company’s 2015 and 2016 Annual Meetings of Stockholders (or any adjournment or postponement thereof) in favor of the election of each of the nominees nominated by the Board of Directors of the Company (the “Company Board”) for election as a director of the Company.

(c) Each of the KSA Group agree that from and after the date of this Agreement until the date of the Company’s 2016 Annual Meeting of Stockholders (or any adjournment or postponement thereof), except as otherwise specifically provided in this Agreement, none of the KSA Group, and each of the KSA Group will cause its respective principals, directors, stockholders, members, partners, officers, employees, agents and Affiliates not to, in any way, directly or indirectly:

i.	make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the Securities and Exchange Commission (the “SEC”)) of proxies with respect to the election or removal of directors or any other matter or proposal or seek to advise, encourage or influence any Person with respect to the voting of any Voting Securities;

ii.	initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC), directly or indirectly, the Company’s stockholders for the approval of shareholder proposals, whether made pursuant to Rule 14a-4 or Rule 14a-8 under the Exchange Act, or otherwise, or cause or encourage any Person to initiate any such shareholder proposal;

iii.	seek, alone or in concert with others, election or appointment to, or representation on, or nominate or propose the nomination of any candidate to the Company Board, or seek, alone or in concert with others, the removal of any member of the Company Board;

iv.	form or join in a partnership, limited partnership, syndicate or other group, including, without limitation, a “group” as defined under Section 13(d) of the Exchange Act, with respect to any Voting Securities, or deposit any Voting Securities into a voting trust, arrangement or agreement or subject any Voting Securities to any voting trust, arrangement or agreement, in each case other than solely with other parties of the KSA Group with respect to Voting Securities now or hereafter owned by them;

v.	act alone or in concert with others to (i) control or seek to control, or influence or seek to influence, the management, the Company Board or the policies of the Company, (ii) make any public statement critical of the Company, its directors or management, or (iii) seek, propose, or make any statement with respect to any merger, consolidation, business combination, tender or exchange offer, sale or purchase of assets, sale or purchase of securities, dissolution, liquidation, restructuring, recapitalization or similar transactions involving the Company or its subsidiaries;

vi.	with respect to the Company or the Voting Securities, (i) otherwise communicate with the Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, (ii) participate in, or take any action pursuant to, any “shareholder access” proposal that may be adopted by the SEC, or (iii) conduct any nonbinding referendum;

vii.	have any discussions or communications, or enter into any arrangements, understanding or agreements (whether written or oral), with, or advise, finance, assist or encourage, any other Person in connection with any of the foregoing, or make any investment in or enter into any arrangement or understanding or form a “group” with any other Person that engages, or offers or proposes to engage, in any of the foregoing;

viii.

make or disclose any statement regarding any intent, purpose, plan or proposal with respect to the Company Board, the Company, its management, policies, affairs or assets, or the Voting Securities or this Agreement that is inconsistent with the provisions of this Agreement, including, without limitation, any intent, purpose, plan or proposal that is conditioned on, or would require the waiver, amendment, nullification or invalidation of, any provision of this Agreement, or take any action that could require the Company to make any public disclosure relating to any such intent, purpose, plan, proposal or condition;

ix.	take or seek to take, or cause or seek to cause or solicit others to take, directly or indirectly, any action inconsistent with any of the foregoing; or

x.	request that the Company or the Company Board or any of their respective representatives amend or waive any provision of this Section 3.3(c) (including this sentence) or for the Company Board to specifically invite any of the KSA Group or KSA Representatives to take any of the actions prohibited by this Section 3.3(c).

(d) For so long as the provisions of Section 3.3(c) hereof are applicable to the KSA Group, each of the KSA Group and the Company agree that they will refrain from disparaging, impugning or taking any action reasonably likely to damage the reputation of the other party or the directors or officers of the Company. The foregoing will not apply to any compelled testimony or production of information, either by legal process, subpoena, or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought.

3.4 Company Option to Purchase.

(a) At all times beginning on the date hereof and ending on the earlier of (i) April 16, 2016 and (ii) the first date that none of the KSA Group is a 10% or more Beneficial Owner (as defined in the Amended and Restated Rights Agreement, dated as of March 28, 2014, by and between the Company and American Stock Transfer & Trust Company, LLC, as amended from time to time) of the Common Stock based on the then-total outstanding shares of Common Stock (the “Option Period”), the Company shall have the right, but not the obligation (the “Option”), to purchase shares of Common Stock owned by any of the KSA Group at a purchase price equal to a 1% discount to the closing trading price of the Common Stock on Nasdaq (or other primary national securities exchange that lists the Company’s shares of Common Stock, or if none, as quoted on a quotation system) as of the most recently completed business day (in aggregate, the “Option Purchase Price”).

(b) The Option may be exercised in writing in whole or in part, from time to time, at the discretion of the Company (the “Option Notice”); provided, however, the Company must purchase at least 10,000 shares of Common Stock in connection with any such Option exercise and any such Option exercise cannot directly result in the KSA Group having Beneficial Ownership of less than 9.9% of the then-total outstanding shares of Common Stock.

(c) The Option Notice shall specify the number of shares of Common Stock being purchased, the resulting calculation of the Option Purchase Price, and the date on which such purchase shall be consummated, which date shall be within three business days of the delivery of the Option Notice (or such other time as the parties shall agree to, the “Option Closing Date”), at the offices of the Company in Montvale, New Jersey. On the Option Closing Date, the

applicable party of the KSA Group shall deliver to the Company the shares of Common Stock, free and clear of all Liens (as defined below), and the applicable party of the KSA Group shall execute and deliver to the Company such instruments of conveyance and transfer as the Company may reasonably request, against delivery to the applicable party of the KSA Group by the Company of the Option Purchase Price by wire transfer of immediately available funds to an account designated by the applicable party of the KSA Group.

(d) “then-total outstanding shares of Common Stock” shall mean the number of outstanding shares set forth by the Company on the cover page of its most recent Form 10-Q or Form 10-K filed with the SEC.

3.5 Right of First Refusal

(a) During the period beginning on the date hereof and ending on the earlier of (i) April 16, 2016 and (ii) the first date that none of the KSA Group is a 10% or more Beneficial Owner (as defined in the Amended and Restated Rights Agreement, dated as of March 28, 2014, by and between the Company and American Stock Transfer & Trust Company, LLC, as amended from time to time) of the Common Stock based on the then-total outstanding shares of Common Stock (the “ROFR Period”), none of the KSA Group shall, directly or indirectly, enter into any agreement or consummate any transaction regarding the sale of shares of Common Stock with any Person other than the Company (a “Third-party Transaction”) except in compliance with this Section 3.5.

(b) If, at any time during the ROFR Period, any of the KSA Group receives a bona fide written offer for a Third-party Transaction that the applicable party of the KSA Group desires to accept (each, a “Third-party Offer”), the applicable party of the KSA Group shall, within three business days of receipt of the Third-party Offer, notify the Company in writing (the “Offer Notice”) regarding the identity of all proposed parties to such Third-party Transaction and the material financial and other terms and conditions of the Third-party Offer. Each Offer Notice constitutes an offer made by the applicable party of the KSA Group to enter into an agreement with the Company on the same material terms of such Third-party Offer; provided, that the Company’s purchase price shall be the lower of (i) the purchase price set forth in the Offer Notice and (ii) an amount equal to a 1% discount to the closing trading price of the Common Stock on Nasdaq (or other primary national securities exchange that lists the Company’s shares of Common Stock, or if none, as quoted on a quotation system) as of the most recently completed business day prior to the Third-party Offer (the “ROFR Offer”).

(c) At any time prior to the expiration of five business days following the date of the Company’s receipt of the Offer Notice (the “Exercise Period”), the Company may accept the ROFR Offer by delivery to the KSA Group of a written notice of acceptance together with any standard and customary conditions applicable to a transaction of this nature, executed by the Company.

(d) If the Company accepts the ROFR Offer during the Exercise Period, the closing shall occur no later than 10 business days after such acceptance (or such other time as the parties shall agree to, the “ROFR Closing Date”) at the offices of the Company in Montvale, New Jersey. On the ROFR Closing Date, the applicable party of the KSA Group shall deliver to the Company the shares of Common Stock, free and clear of all Liens (as defined below), and the applicable party of the KSA Group shall execute and deliver to the Company such instruments of conveyance and transfer as the Company may reasonably request, against delivery to the applicable party of the KSA Group by the Company of the purchase price by wire transfer of immediately available funds to an account designated by the applicable party of the KSA Group.

(e) If, by the expiration of the Exercise Period, the Company has not accepted the ROFR Offer, and provided that the applicable party of the KSA Group has complied with all of the provisions of this Section 3.5, any time during the 10 business day period following the expiration of the Exercise Period, the applicable party of the KSA Group may consummate the Third-party Transaction with the counterparty identified in the applicable Offer Notice, on material terms that are the same or more favorable to the applicable party of the KSA Group as the material terms set forth in the Offer Notice. If such Third-party Transaction is not consummated within 10 business days, the terms and conditions of this Section 3.5 will again apply and the applicable party of the KSA Group shall not enter into any Third-party Transaction during the ROFR Period without affording the Company the right of first refusal on the terms and conditions of this Section 3.5.

(f) This Section 3.5 shall not apply to any sales by the KSA Group of Common Stock on Nasdaq (or other primary national securities exchange that lists the Company’s shares of Common Stock).

ARTICLE IV

INDEMNIFICATION OF THE COMPANY

Section 4.1 Indemnification. Each of the KSA Group shall, jointly and severally, indemnify, hold harmless, and defend the Company and its officers, directors, employees, agents, Affiliates, successors and permitted assigns (each, an “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, that are incurred by an Indemnified Party (collectively, “Losses”) arising out of any third-party claim alleging (a) any misstatement, omission, breach or non-fulfillment of any representation, warranty or covenant under this Agreement by the KSA Group or the KSA Representatives; (b) any negligent or more culpable act or omission of the KSA Group or the KSA Representatives (including any reckless or willful misconduct) in connection with the performance of its obligations under this Agreement; (c) any failure by the KSA Group or the KSA Representatives to comply with any applicable federal, state or local laws, regulations or codes in the performance of its obligations under this Agreement or with respect to the ownership of the Total Company Shares, including filings under the Exchange Act or other filings with the SEC; (d) any breach or violation of the Investment Management Agreement; and (e) the occurrence of a Distribution Date under the Original Rights Agreement or the Amended and Restated Rights Agreement and the resulting exercisability of the Rights thereunder, or other violation of such agreements related to actions taken or omissions by any of the KSA Group.

ARTICLE V

MISCELLANEOUS

Section 5.1 Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive for 10 years. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement.

Section 5.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:

If to the Company:

AEP Industries Inc.

95 Chestnut Ridge Road

Montvale, New Jersey 07645

Attn: Paul Feeney

Fax: (201) 807-6801

With a copy (which shall not constitute notice) to:

Honigman Miller Schwartz and Cohn LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan 48226

Attn: Michael Ben

Fax: (313) 465-7317

If to the KSA Group:

KSA Capital Management, LLC

67 East Park Place

8th Floor, Suite 800

Morristown, NJ 07960

Attn: Daniel Khoshaba

Fax: (973) 829-3801

With a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attn: David Mullé

Fax: (212) 480-8421

Section 5.3 Certain Definitions. As used in this Agreement, (a) the term “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act and shall include Persons who become Affiliates of any Person subsequent to the date hereof; (b) the Company and each of the KSA Group are referred to herein individually as a “party” and collectively as “parties;” (c) the term “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure; (d) “Knowledge” shall mean the actual or constructive knowledge of any such Person after due inquiry made in good faith and (e) “Liens” shall mean any mortgages, pledges, encumbrances, liens, security interests, options, charges, claims, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or other agreements or claims of any kind or nature whatsoever.

Section 5.4 Specific Performance. The Company and each of the KSA Group acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

Section 5.5 Third Parties. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other Person.

Section 5.6 No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 5.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties hereto further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 5.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that, this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld. Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 5.9 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and this Agreement supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 5.10 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.11 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to choice of law principles thereof that would cause the application of the laws of any other jurisdiction.

Section 5.12 Submission to Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction and service and venue in any federal or state court sitting in the State of Delaware for the purposes of any action, suit or proceeding arising out of or with respect to this Agreement. Each of the parties irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in any federal or state court sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY.

Section 5.13 Counterparts; Facsimile. This Agreement may be executed by the parties hereto in separate counterparts (including by fax, .jpeg, .tiff and .pdf), each of which when so executed shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 5.14 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.15 Interpretation. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party hereto and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party hereto that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

AEP INDUSTRIES INC.

By:	/s/ Paul M. Feeney
Name: Paul M. Feeney
Title: Chief Financial Officer

KSA CAPITAL MANAGEMENT, LLC

By:	/s/ Daniel D. Khoshaba
Name: Daniel D. Khoshaba
Title: Managing Member

KSA CAPITAL MASTER FUND, LTD.

By:	/s/ Daniel D. Khoshaba
Name: Daniel D. Khoshaba
Title: Director

DANIEL D. KHOSHABA

/s/ Daniel D. Khoshaba